Exhibit 99.B(j)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

SEI Institutional Investments Trust:

We consent to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information in this Registration Statement of SEI Institutional Investments Trust.

/s/ KPMG LLP

Philadelphia, Pennsylvania
July 15, 2014